                                                                     EXHIBIT 5.1


                                  June 30, 2000




Kerr-McGee Corporation
Kerr-McGee Center
Oklahoma City, Oklahoma 73125

         Re: FORM S-8 REGISTRATION STATEMENT COVERING SECURITIES ISSUABLE UNDER THE EXECUTIVE DEFERRED COMPENSATION PLAN

Gentlemen:

         You have requested my advice with respect to the legality of the shares of Common Stock, par value $1.00 per share ("Common Stock"), of Kerr-McGee Corporation, a Delaware corporation ("Company") to be registered with the Securities and Exchange Commission on a Form S-8 Registration Statement ("Registration Statement") and issuable pursuant to the Kerr-McGee Corporation Executive Deferred Compensation Plan ("Plan").

         In connection with the foregoing request, I or a member of my staff, have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended to date, corporate minutes, the Plan, and such other documents and records as I deem necessary to render the opinions contained herein. I have assumed the genuineness of all signatures and conformity to original documents of copies of such documents. As to any facts relevant to my opinion, I have relied upon information given to me by the Officers of the Company and others.

         Based on the foregoing, it is my opinion that:

                  1. The Company is in good standing under the laws of the State of Delaware.

                  2. The authorized but unissued shares of Common Stock being registered pursuant to the Registration Statement have been duly authorized by the Company and will, upon being issued under the Plan as described in the Registration Statement, be validly issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the captioned Registration Statement.

                                      Sincerely,


                                      Gregory F. Pilcher


GFP/kdh